Exhibit 99.1

Virios Therapeutics Announces Pricing of $1.7 Million Public Offering of Common Stock to Commence Preparations for Planned IMC-2 Long-COVID Phase 2b Study

ATLANTA, GA, May 19, 2024 (GLOBE NEWSWIRE) - Virios Therapeutics, Inc. (Nasdaq: VIRI) (the “Company” or “Virios Therapeutics”), a development-stage biotechnology company focused on advancing novel antiviral therapies to treat debilitating chronic diseases, including fibromyalgia (“FM”) and Long-COVID (“LC”), today announced the pricing of its previously announced public offering of 8,500,000 shares of its common stock at a public offering price of $0.20 per share. Gross proceeds from the offering are expected to be approximately $1.7 million before deducting placement agent fees and estimated offering expenses. The offering is expected to close on May 22, 2024, subject to customary closing conditions. Virios Therapeutics intends to use the net proceeds of the proposed offering to commence preparatory activities for its planned IMC-2 Long-COVID Phase 2b study and for general corporate purposes.

Maxim Group LLC is acting as sole placement agent, on a reasonable best-efforts basis, for the proposed offering.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3, (File No. 333-263700), previously filed with the U.S. Securities and Exchange Commission (SEC) on March 18, 2022, and declared effective on April 28, 2022. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the public offering have been filed with the SEC. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to the public offering may also be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Virios Therapeutics, Inc.

Virios Therapeutics (Nasdaq: VIRI) is a development-stage biotechnology company focused on advancing novel antiviral therapies to treat diseases associated with a viral triggered abnormal immune response such as fibromyalgia (“FM”) and Long-COVID (“LC”). Overactive immune response related to activation of tissue resident herpesvirus has been postulated to be a potential root cause of chronic illnesses such as FM, irritable bowel syndrome, LC, chronic fatigue syndrome and functional somatic syndromes, all of which are characterized by a waxing and waning manifestation of disease, often triggered by events which compromise the immune system. Our lead development candidates are novel, proprietary, fixed dose combinations of an antiviral compound and celecoxib designed to synergistically suppress herpesvirus replication, with the end goal of reducing virally promoted disease symptoms. IMC-1 (fixed dosage combination of famciclovir and celecoxib) has been granted fast track designation by the FDA.

For more information, please visit www.virios.com.

Forward Looking Statement

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Virios Therapeutics’ product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Virios Therapeutics, Inc. undertakes no duty to update such information except as required under applicable law.

Contact:

IR@Virios.com